Exhibit 99.2

FOR IMMEDIATE RELEASE

NovaDel Pharma, Inc. to Present at the ValueRich Small Cap Financial Expo NYC

Flemington, NJ, September 12, 2005 – NovaDel Pharma, Inc. (AMEX: NVD), a specialty pharmaceutical company with an oral spray technology applicable to a broad array of therapeutic areas and product categories, will be exhibiting at the ValueRich Small-Cap Financial Expo NYC, to be held on September 14-15, 2005 at the Jacob K. Javits Center in New York City. Gary Shangold M.D., President and Chief Executive Officer of NovaDel will make a presentation at 11:00 AM EST on Wednesday, September 14, 2005. Dr. Shangold will provide an update on NovaDel’s pipeline of novel patent protected products.

A live webcast can be accessed by visiting: http://www.valuerichonline.com/ny05/index.php?id=newsny05. In addition, following the presentation you may also access the event archives at www.businesswire.com and www.tradeshownews.com . Due to their length, these URL’s may need to be copied/pasted into your Internet browser’s address field.

About NovaDel Pharma, Inc.

NovaDel Pharma, Inc. is a specialty pharmaceutical company engaged in the development of novel drug delivery systems for prescription and over-the-counter drugs. The company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability. The company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies. To find out more about NovaDel Pharma Inc. (AMEX: NVD), visit our website at www.novadel.com.

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Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:
NovaDel Pharma Inc.	Investor Contact:
Michael Spicer	Christie Mazurek/Ross D'Eredita
Chief Financial Officer	Media Contact:
(908) 782-3431 ext. 2550	Stephanie Schroder/Janet Vasquez
(212) 825-3210